EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement (File No. 333-271396) on Form S-1 of our report dated April 4, 2023, relating to the consolidated financial statements of SharpLink Gaming, Ltd. and Subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K of the Company as of and for the year ended December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina

May 8, 2023